EXHIBIT 23.3

CONSENT OF CROWE CHIZEK AND COMPANY LLC

We consent to the incorporation by reference in this Registration Statement of Sun American Bancorp on Form S-8 of our report dated February 10, 2006 with respect to the financial statements of Independent Community Bank as of December 31, 2005 and the year then ended appearing in the Form 8-K of Sun American Bancorp.

/s/ Crowe Chizek and Company LLC
Crowe Chizek and Company LLC

Fort Lauderdale, Florida
January 30, 2007